Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2008

For more information: John C. Oakley, Chief Financial Officer, Nexxus Lighting, Inc.

Phone: 704 405 0416

######

NEXXUS LIGHTING AMENDS LUMIFICIENT STOCK PURCHASE AGREEMENT IN COMPLIANCE WITH NASDAQ MARKETPLACE RULE 4350(I)(1)(C)

Charlotte, NC – July 25, 2008 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) announced today that it has amended the Lumificient Stock Purchase Agreement to comply with Nasdaq Marketplace Rule 4350(i)(1)(C). On April 30, 2008, Nexxus Lighting, Inc., a Delaware corporation, acquired all of the outstanding capital stock of Lumificient Corporation, a Minnesota corporation (“Lumificient”), pursuant to the terms of a stock purchase agreement, dated as of April 30, 2008, among Nexxus Lighting, Lumificient and the shareholders of Lumificient (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, the shareholders of Lumificient received cash consideration of $1.1 million and 475,000 shares of Nexxus Lighting’s common stock at closing, and are entitled to possible future earn-out payments of up to an aggregate of 1,725,000 additional shares of Nexxus Lighting’s common stock, resulting in the potential issuance under the Stock Purchase Agreement of approximately 29% of Nexxus Lighting’s outstanding common stock at April 30, 2008, if all of the performance milestones are achieved.

Nasdaq Marketplace Rule 4350(i)(1)(C) (the “Rule”) requires shareholder approval prior to the issuance or potential issuance of 20% or more of a company’s common stock in connection with the acquisition of the stock or assets of another company. In a letter dated July 21, 2008, the Nasdaq staff noted that Nexxus Lighting did not obtain shareholder approval for the Stock Purchase Agreement and, as a result, Nexxus Lighting did not comply with the Rule. On June 26, 2008, the Stock Purchase Agreement was amended to cap the shares which may be issued pursuant to the Stock Purchase Agreement without shareholder approval to less than 20% of Nexxus Lighting’s common stock. Accordingly, the Nasdaq staff has determined that Nexxus Lighting has regained compliance with the Rule and the matter is now closed.

Nexxus Lighting is a leader in advanced lighting technology, including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool, entertainment and retail lighting. Nexxus Lighting sells its products through its SV Lighting, Advanced Lighting Systems, Lumificient and Nexxus Lighting Pool & Spas business units under the SAVI®, eLum™, LiveLED™, Super Vision® Fiber Optics and Advanced Lighting Systems™ Fiber Optics brand names.

Nexxus Lighting – Life’s Brighter™	www.nexxuslighting.com

######